EXHIBIT 21.1

SUBSIDIARIES OF MAN SANG HOLDINGS, INC.

Man Sang International (B.V.I.) Limited
Man Sang International Limited
Man Sang Enterprise Ltd.
Hong Kong Man Sang Investments Limited
Peking Pearls Company Limited
Man Sang Jewellery Company Limited
Arcadia Jewellery Limited
Sokeen Limited
Golden Concord (Asia) Limited
Excel Access Limited
Wealth-In Investment Limited
Asean Gold Limited
Damei Pearls Jewellery Goods (Shenzhen) Co. Ltd.
Man Hing Industry Development (Shenzhen) Co., Ltd.
Tangzhu Jewellery Goods (Shenzhen) Co., Ltd.
M.S. Electronic Emporium Limited
Man Sang Innovations Limited
Beijing Sai Long Jewellery Co., Ltd.
Cyber Era Company Limited
Wet Wet Cyber Company Limited
Million Chance Limited
Multi-Talent Limited


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